    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 11, 1999
                                                        REGISTRATION NO. 333-[ ]
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               PICO HOLDINGS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 ---------------

             CALIFORNIA                                  94-2723335
    (State or Other Jurisdiction            (IRS Employer Identification Number)
  of Incorporation or Organization)

                         875 PROSPECT STREET, SUITE 301
                           LA JOLLA, CALIFORNIA 92037
                                 (619) 456-6022
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)
                                 ---------------

                                 JAMES F. MOSIER
                         875 PROSPECT STREET, SUITE 301
                           LA JOLLA, CALIFORNIA 92037
                                 (619) 456-6022
       (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)
                                 ---------------

                                   COPIES TO:

                              DOUGLAS J. REIN, ESQ.
                        GRAY CARY WARE & FREIDENRICH LLP
                        4365 EXECUTIVE DRIVE, SUITE 1600
                               SAN DIEGO, CA 92121
                            TELEPHONE: (619) 677-1400
                            FACSIMILE: (619) 677-1477
                                 ---------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the Effective Date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE


======================================================================================================
                                                     PROPOSED           PROPOSED
                                      AMOUNT         MAXIMUM            MAXIMUM           AMOUNT OF
             TITLE OF SHARES           TO BE      AGGREGATE PRICE      AGGREGATE        REGISTRATION
            TO BE REGISTERED        REGISTERED     PER UNIT (1)    OFFERING PRICE (1)      FEE (1)
------------------------------------------------------------------------------------------------------
  Common Stock, ($0.001 par value)   3,362,585        $13.94          $46,874,435       $13,031.00
======================================================================================================

(1) Estimated, pursuant to Rule 457(c), solely for the purpose of calculating the registration fee based on the average of the high and low prices for the Common Stock, as reported on the Nasdaq National Market on January 6, 1999.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================


         The information in the prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
                               PICO HOLDINGS, INC.
                        3,362,585 SHARES OF COMMON STOCK



         The shareholders of PICO Holdings, Inc. listed within this prospectus are selling 3,362,585 shares of PICO common stock under this prospectus. PICO will not receive any proceeds from the sale of the shares.

         PICO's common stock is quoted on the Nasdaq National Market under the symbol "PICO", however, for the 20 trading days following December 16, 1998, the Company will trade under the symbol "PICOD." On January 6, 1999, the last sale price of PICO's common stock as reported on the Nasdaq National Market was $14.25.



This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment.

See "Risk Factors" beginning on Page 2.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                ----------------



               THE DATE OF THIS PROSPECTUS IS JANUARY [ ], 1999.

                       WHERE YOU CAN FIND MORE INFORMATION

         The Company files annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document the Company files at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and at 75 Park Place, New York, New York 10007. The Company's common stock is traded on The Nasdaq National Market. Reports and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. Such reports and other information may also be inspected without charge at a Web site maintained by the Commission. The address of the site is http:\www.sec.gov.

         The Commission allows the Company to "incorporate by reference" the information the Company files with them, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that the Company files later with the Commission will automatically update and supersede this information. The Company incorporates by reference the documents listed below and any future filings the Company will make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. This prospectus is part of a registration statement filed with the Commission.

      (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed with the Commission on March 31, 1998 and all amendments thereto.

      (2) Form 10-Q for the quarter ended March 31, 1998 and filed with the Commission on May 15, 1998.

      (3)   Form 8-K filed with the Commission on May 20, 1998.

      (4)   Form 8-K filed with the Commission on July 21, 1998.

      (5) Form 10-Q for the quarter ended June 30, 1998 and filed with the Commission on August 12, 1998.

      (6)   Form 8-K filed with the Commission on October 8, 1998.

      (7)   Form 8-K filed with the Commission on October 9, 1998.

      (8) The definitive proxy statement for the 1998 Annual Meeting of Stockholders filed with the Commission on October 16, 1998.

      (9) Form 10-Q for the Quarter ended September 30, 1998 and filed with the Commission on November 12, 1998.

      (10)  Form 8-K filed with the Commission on December 18, 1998.

      (11)  Form 8-K filed with the Commission on December 21, 1998.

      (12)  Form 8-K filed with the Commission on December 22, 1998.

         The Company will provide without charge to each person to whom this prospectus is delivered, upon oral or written request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Written or telephone requests should be directed to James F. Mosier at PICO Holdings, Inc., 875 Prospect Street, Suite 301, La Jolla, California 92037, telephone number (619) 456-6022.

          You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. PICO has not authorized anyone else to provide you with different information. The selling shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other that the date on the from of those documents.

RISK FACTORS

         In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating the Company and its business. This prospectus contains forward-looking statements that involve risks and uncertainties. The statements contained in this prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Exchange Act, including without limitation statements regarding the Company's expectations, beliefs, intentions, plans or strategies regarding the future. All forward looking statements included in this document are based on information available to the Company on the date thereof, and the Company assumes no obligation to update any such forward-looking statements.

VARIABILITY OF QUARTERLY OPERATING RESULTS

         The Company's results of operations have been subject to significant fluctuations, particularly on a quarterly basis, and the Company's future results of operations could fluctuate significantly form quarter to quarter and from year to year. Causes of such fluctuations may include the inclusion on consolidation of the Company of operating earnings from newly acquired investment operations or the exclusion on consolidation of operating earnings from investment operations that have been disposed of, and the acquisition of investment operations that, on acquisition, exhibit low operating earnings but have a high degree of expectation of capital gains due to the Company's ability to restructure operations or management.

RISKS ASSOCIATED WITH ACQUISITIONS AND INVESTMENTS

         The Company invests in businesses which it believes are undervalued or will benefit from additional capital, restructuring of operations or management or improved competitiveness through operational efficiencies with existing Company operations. Due to the Company's limited experience in the operation of the businesses of its Subsidiaries, which currently constitute a substantial portion of the Company's operations, there can be no assurance as to the future operating results of the Company or the recently acquired businesses of the Company.

         The Company will continue to evaluate and make selective investments for the purpose of enhancing and realizing additional value by means of shareholder influence and control. This could involve the restructuring of the financing or management of the entities in which the Company invests and initiating and facilitating mergers and acquisitions. Any acquisition, depending on its size, could result in the use of a significant portion of the Company's available cash or, if such acquisition is made utilizing the Company's securities, could result in significant dilution to the Company's shareholders, and could result in the incurrence of significant acquisition related charges to earnings. Acquisitions by the Company may result in the incurrence or the assumption of liabilities, including liabilities that are unknown or not fully known at the time of acquisition, which could have a material adverse effect on the Company and furthermore, there can be no assurance that the Company will obtain the anticipated or desired benefits of such transactions. The Company's shareholders will be relying on the experience and judgment of the Company's management to locate, select and develop new acquisition and investment opportunities. There can be no assurance that sufficient opportunities will be found or that this business strategy will be successful. Failure to successfully implement this strategy may negatively impact the business and financial condition, results of operations and cash flows of the Company.

         The Company faces significant risks associated with its recent acquisitions (including the acquisition of NLRC). There can be no assurance that the Company will realize the desired benefits of these transactions. In order to successfully manage these companies, the Company must, among other things, continue to attract and retain key management and other personnel. The diversion of the attention of management from the day-to-day operations of the Company, or difficulties encountered in the integration process, could have a material adverse effect on the Company's business, financial condition, results of operations and cash flows.

         Market values of equity securities are subject to changes in the stock market, which may cause the Company's shareholders' equity to fluctuate from period to period. At times, the Company may come to hold securities of companies for which no market exists or which may be subject to restrictions on resale. As a result, periodically, a portion of the Company's assets may not be readily marketable.

CHANGE IN STRATEGIC DIRECTION

         In late 1994, Physicians began the process of changing its strategic direction from the operation of an MPL insurance business to investing in businesses which management believes are undervalued or will benefit from additional capital, restructuring of operations or management or improved competitiveness through operational efficiencies with existing operations. Accordingly, in January 1995, Physicians reactivated its investment advisory subsidiary, Summit; in August 1995 acquired Sequoia and entered new lines of property and casualty insurance; in August 1995 sold its MPL insurance business; in September 1995, Physicians purchased 38.2% of GEC; in November 1996, Physicians acquired control of Citation Insurance Group ("CIG") pursuant to a merger, and the holding company was renamed PICO Holdings, Inc., in April 1997, the Company acquired 25.23% ownership of NLRC which owns approximately 1,365,000 acres of deeded land in northern Nevada; in June 1997, the Company sold its workers' compensation business; and in July and August 1997, the Company increased its ownership in GEC to 51.2%. On May 8 and June 19, 1998, the Company and GEC jointly announced their intentions to combine through a plan of arrangement. There can be no assurance as to the future operating results of the Company or acquired businesses of the Company.

         The Company will continue to make selective investments for the purpose of enhancing and realizing additional value by means of appropriate levels of shareholder influence and control. This business strategy has been implemented gradually during the past three to four years. For this reason and others, including but not limited to the variability of the securities markets and the uncertainties associated with trying to predict future results based upon past performance, the Company's historical financial statements are not indicative of the possible future results of this new business strategy.

         Application of Physician's and the Company's new strategy since 1995 has resulted in a greater concentration of equity investments held by the Company. Market values of equity securities are subject to changes in the stock market, which will cause the Company's shareholders' equity to fluctuate from period to period. At times the Company may hold securities of companies for which no market exists or which may be subject to restrictions on resale. As a result, periodically, a portion of the Company's assets may not be readily marketable, which would restrict the Company's ability to liquidate its interests in these entities. Such barriers to liquidity could adversely impact the business, financial condition, results of operations and cash flows of the Company.

         The Company and GEC through NLRC and Vidler have committed a significant portion of their assets to surface, water, geothermal and mineral rights. There can be no assurance that the market value of these assets will increase over time. In addition, there are a number of risks associated with the successful development of the Company's and GEC's water rights business including, but not limited to, water price volatility; environmental concerns; political opposition; uncertainty of future demand/revenues; concentration of revenue sources in a limited number of assets; and dependence on key personnel. There can be no assurance that Vidler and NLRC will be successful in developing their surface, water, geothermal and mineral rights assets.

DEPENDENCE ON KEY PERSONNEL

         The Company has several key executive officers, the loss of whom could have a significant adverse effect on the Company. In particular, Ronald Langley, the Company's Chairman, and John R. Hart, the Company's President and Chief Executive Officer, play key roles in the Company's and GEC's investment decisions. Messrs. Langley and Hart have entered into employment agreements with the Company and a wholly-owned Subsidiary of GEC as of December 31, 1997, all for a period of four years. Messrs. Langley and Hart are key to the implementation of the Company's new strategic focus, and the ability of the Company to implement its current strategy is dependent on its ability to retain the services of Messrs. Langley and Hart.

RISKS REGARDING PHYSICIANS; CONTINUING MPL LIABILITY

         In August 1995, the MPL insurance business and related liability insurance business of Physicians and its wholly-owned subsidiary, The Professionals Insurance Company ("PRO") were sold. Physicians and PRO retained all assets and liabilities related to insurance policies written prior to the sale of the recurring book of business. Physicians and PRO will continue to administer claims and loss adjustment expenses under MPL insurance policies issued or renewed prior to July 16, 1995. Cash flow needed to fund the day-to-day operations and the payment of claims and claims expenses will be provided by investment income, lease income, and proceeds from the sale or maturity of securities.

         Under the terms of the Company's MPL policies, these policies have an extended reporting period for claims. Under Ohio law the statute of limitations is one year after the cause of action accrues. Also, under Ohio law there is a four-year statutory time bar; however, this has been construed judicially to be unconstitutional in situations where the plaintiff could not have reasonably discovered the injury in that four-year period. Claims of minors must be brought within one year of the date of majority. As a result, some claims may be reported a number of years following the expiration of the MPL policy period.

         Physicians and PRO have established reserves to cover losses and loss adjustment expense on claims incurred under the MPL policies issued or renewed to date including not only those claims reported to date, but also those incurred but not yet reported. The amounts established and to be established by Physicians and PRO for loss and loss adjusted expense ("LAE") reserves are estimates of future costs based on various assumptions and, in accordance with Ohio law, have been discounted (adjusted to reflect the time value of money). These estimates are based on actual and industry experience and assumptions and projections as to claims frequency, severity and inflationary trends and settlement payments. In accordance with Ohio law, Physicians and PRO annually obtain a certification from an independent actuary that their respective reserves for losses and LAE are adequate. Physicians and PRO also obtain a concurring actuarial opinion. Physicians' and PRO's reserves for losses and LAE for prior years developed favorably in 1994, and these reserves were decreased by U.S. $12.7 million in 1994. Reserves also developed favorably in 1995; however, accretion of reserve discount exceeded the amount of favorable development and retroactive reinsurance, resulting in a U.S. $3.2 million increase in liabilities for prior years' claims. As a result of continued favorable claims experience, reserves for prior years' claims were further reduced in the first and fourth quarters of 1996. However, based upon actuarial indications from data through June 30, 1997, Physicians' MPL claims reserves were increased by U.S. $2 million during the third quarter of 1997 due to somewhat deteriorated claims experience during the first six months of 1997. At the same time, favorable development of Physicians' and PRO's discontinued personal lines reserves (automobile, homeowner, etc.) allowed reserve reductions of U.S. $750,000 during the third quarter of 1997. Due to the inherent uncertainties in the reserving process there is a risk that Physicians' and PRO's reserves for losses and LAE could prove to be inadequate which could result in a decrease in earnings and shareholders' equity. Adverse reserve development can reduce statutory policy holders' surplus or otherwise limit the growth of such policyholders' surplus and, correspondingly, shareholders' equity.

LOSS RESERVE EXPERIENCE

         The inherent uncertainties in estimating loss reserves are greater for some insurance products than for others, and are dependent on the length of the reporting tail associated with a given product, the diversity of historical development patterns among various aggregations of claims, the amount of historical information available during the estimation process, the degree of impact that changing regulations and legal precedents may have on open claims, and the consistency of reinsurance programs over time, among other things. Because MPL and commercial casualty claims may not be fully paid for several years or more, estimating reserves for such claims can be more uncertain than estimating reserves in other lines of insurance. As a result, precise reserve estimates cannot be made for several years following a current accident year for which reserves are initially established.

         There can be no assurance that the insurance Subsidiaries in the group have established reserves adequate to meet the ultimate cost of losses arising from such claims. It has been necessary, and will over time continue to be necessary, for the insurance companies to review and make appropriate adjustment to reserves for estimated ultimate losses, LAE, future policy benefits, claims payables, and annuity and other policyholder funds. To the extent reserves prove to be inadequate, the insurance companies would have to adjust their reserves and incur a charge to earnings, which could have a material adverse effect on the financial results of the Company.

REINSURANCE RISKS

         Prior to the June 30, 1997 sale of Citation National Insurance Company("CNIC"), all of CNIC's existing insurance risks and claims liabilities, except for those insuring workers' compensation, were transferred to CIC through reinsurance treaties in order to effect the sale of CNIC and CIC's workers' compensation business. As with other property and casualty ("P & C") insurers, CIC's and Sequoia's operating results and financial condition can be adversely affected by volatile and unpredictable natural and man-made disasters, such as hurricanes, windstorms, earthquakes, fires, and explosions. CIC and Sequoia generally seek to reduce their exposure to such events through individual risk selection and the purchase of reinsurance. CIC's and Sequoia's estimates of their exposures depend on their views of the possibility of a catastrophic event in a given area and on the probable maximum loss to the insurance companies should such an event occur. While CIC and Sequoia attempt to limit their exposure to acceptable levels, it is possible that an actual catastrophic event or multiple catastrophic events could significantly exceed the probable maximum loss previously assumed, resulting in a material adverse effect on the financial condition and results of operations of the Company.

         The future financial results of the insurance Subsidiaries could be adversely affected by disputes with their respective reinsurers with respect to coverage and by the solvency of such reinsurers.

RISKS REGARDING SUMMIT GLOBAL MANAGEMENT

         Summit is registered as an investment advisor in California, Florida, Kansas, Louisiana, Oregon, Virginia and Wisconsin, as well as with the SEC. Summit must file periodic reports with the SEC and is subject to periodic examination by the SEC. Summit is subject to Section 206 of the Investment Advisers Act of 1940, which prohibits material misrepresentations and fraudulent practices in connection with the rendering of investment advice, and to the general prohibitions of Section 208 of such Act. If Summit were to violate the Investment Advisers Act prohibitions, it would risk criminal prosecution, SEC injunctive actions and the imposition of sanctions ranging from censure to revocation of registration in an administrative hearing.

         The investment adviser business is highly competitive. There are several thousand investment advisers registered in the states in which Summit does business, many of which are larger and have greater financial resources than Summit. There can be no assurance that Summit will be able to compete effectively in the markets that it serves.

GLOBAL INVESTMENT VOLATILITY

         As a result of global diversification, investment decisions already made and which may be made in the future, particularly with regard to GEC, the Company's revenues may be adversely affected by economic, political and governmental conditions in countries where it maintains investments or operations, such as volatile interest rates or inflation, the imposition of exchange controls which could restrict the Company's ability to withdraw funds, political instability and fluctuations in currency exchange rates. Such investment volatility could have an adverse impact on the Company's business, financial condition, results of operations and cash flows.

FLUCTUATIONS IN P & C RESERVES

         During the past several years, the levels of the reserves for the Company's insurance Subsidiaries have been very volatile. As a result of its claims experience and the level of existing reserves with respect to its P & C insurance business, CIC has had to significantly increase these reserves in a number of the past several years.

         There can be no assurance that significant increases with respect to the reserves for the P & C business will not be necessary in the future, that the level of reserves for the Company's insurance Subsidiaries will not be volatile in the future, or that any such increases or volatility will not have an adverse effect on the Company's operating results and financial condition.

COMPETITION

         There are several hundred P & C insurers licensed in California, many of which are larger and have greater financial resources than CIC, and Sequoia; offer more diversified types of insurance coverage; have greater financial resources and have greater distribution capabilities than the insurance companies of the group. The presence of these competitors or competitive developments in the future could adversely affect the Company's business and results of operations.

A.M. BEST RATINGS

         A.M. Best and Company ("Best") has assigned Sequoia a rating of B++ (Very Good) and APL has had a Best rating of B+ (Very Good) since 1983. In June 1997, a wholly-owned subsidiary of the

Company entered into an agreement to sell APL, which sale is pending regulatory approval. Upon announcement of the signing of the agreement to sell APL, Best placed APL's rating under review with developing implications. CIC was recently upgraded from a B- (Adequate) to a B+ (Very Good) by Best. Physicians and PRO are currently rated, and have been for a number of years, NR-3 (rating procedure inapplicable). Best's ratings reflect the assessment of A.M. Best and Company of the insurer's financial condition, as well as the expertise and experience of management. Therefore, Best ratings are important to policyholders. Best ratings are subject to review and change overtime. Failure to maintain or improve their Best ratings could have a material adverse effect on the ability of the insurance companies to underwrite new insurance policies, as well as potentially reduce their ability to maintain or increase market share. Management believes that many potential customers will not insure with an insurer that carries a Best rating of less than B+, and that customers who do so will demand lower rate structures. There can be no assurance that any of the insurance companies' ratings will be maintained or increased, and a downgrade would likely adversely affect the Company's business, financial condition, results of operations and cash flows.

CYCLICAL NATURE OF THE P&C INDUSTRY

         The P & C insurance industry has been highly cyclical, and the industry has been in a cyclical downturn over the last several years due primarily to competitive pressures on pricing, which has resulted in lower profitability. Pricing is a function of many factors, including the capacity of the P&C industry as a whole to underwrite business, an individual company's policyholders' surplus and returns on the investment portfolio. The level of surplus in the industry varies with returns on invested capital and regulatory barriers to withdrawal of surplus. Increases in surplus have generally been accompanied by increased price competition among P & C insurers. The cyclical trends in the industry and the industry's profitability can also be affected significantly by volatile and unpredictable developments, including natural disasters, fluctuations in interest rates, and other changes in the investment environment which affect market prices of insurance companies' investments and the income from those investments. Inflationary pressures affect the size of losses and judicial decisions affect insurers' liabilities. These trends may adversely affect the Company's business, financial condition, results of operations and cash flows.

INSURANCE COMPANY CAPITAL AND SURPLUS TESTING

         In the past few years, the National Association of Insurance Commissioners has developed risk-based capital ("RBC") measurements for both property and casualty and life and health insurers. The measures provide the various state regulators with varying levels of authority based on the adequacy of an insurer's RBC. The insurance companies' RBC results are reported annually in their statutory Annual Statements to the insurance departments. Failure to meet one or more RBC level may result in state regulators requiring the insurance company to submit a business plan demonstrating attainment of the required RBC level. This may entail the addition of capital, a restructuring of assets and liabilities, or changes in operations. At or below certain lower RBC levels, state regulators may supervise the operation of the insurance company and/or require the liquidation of the insurance company. Failing to meet RBC levels could adversely affect the Company's business, financial condition, results of operations and cash flows.

RISKS ASSOCIATED WITH FAILURE TO MANAGE GROWTH

         The Company's growth internally and through its numerous acquisitions has placed, and further expansion would continue to place, significant strain on its limited personnel, management and other resources. The Company's ability to manage any future growth may require it to attract, train, motivate and manage new employees successfully, to integrate new employees effectively into its operations and to continue to improve its operational, financial, management and information systems and controls. The failure to manage any further growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations.

FAILURE TO QUALIFY FOR EXEMPTION UNDER INVESTMENT COMPANY ACT

         The Company at all times intends to conduct its business so as not to become regulated as an investment company under the Investment Company Act of 1940. However, if the Company were to fail to qualify for exemption from registration as an investment company, its ability to use leverage would be substantially reduced, and it would be subject to significant additional disclosure obligations and restrictions on its operational activities.

POSSIBLE PRICE VOLATILITY OF PICO COMMON STOCK

         The trading price of the Company's common stock has historically been, and is expected to be, subject to fluctuations. The market price of the common stock may be significantly impacted by quarterly variations in financial performance, shortfalls in revenue or earnings from levels forecast by securities analysts, changes in estimates by such analysts, product introductions by the Company or its competitors, announcements of extraordinary events such as acquisitions or litigation or general economic conditions. Statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to the markets in which the Company does business or relating to the Company specifically could result in an immediate and adverse effect on the market price of the common stock. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many companies, often unrelated to the operating performance of the specific companies. There can be no assurances that the market price of the Company's common stock will not decline below the levels prevailing on the Effective Date. Securities class action lawsuits are often brought against companies following periods of volatility in the market price of their securities. Any such litigation against the Company could result in substantial costs and a diversion of resources and management attention.

RENEWALS

         Insurance policy renewals have historically accounted for a significant portion of the Company's net revenue; however, there can be no assurance that the Company will be able to sustain historic renewal rates for its products in the future. Risks related to the Company's recent change in business strategies could also cause fluctuations in operating results and could make comparisons with historic operating results and balances difficult or not meaningful.

CERTAIN ANTI-TAKEOVER FEATURES

         The Company's Articles and Bylaws contain certain provisions that could deter or prevent certain takeover attempts. In addition, the Company has adopted the Rights Plan which may also deter or prevent certain takeover attempts. The foregoing factors, individually or in the aggregate, could materially adversely affect the Company's operating results and could make comparison of historic operating results and balances difficult or not meaningful.

RISKS RELATED TO THE RECENTLY ACQUIRED GEC

There are risks inherent in the nature of GEC's business as an investment company. Investment in companies which management regards as undervalued involves significant risk that even a combination of careful evaluation, experience and knowledge may not eliminate. Potential investors must rely on the ability of GEC's management and board of directors to identify and take advantage of business opportunities, provide advisory services, facilitate financings and make investments inappropriate businesses.

         GEC's ability to achieve an acceptable rate of return on any particular investment is subject to a number of factors which are beyond its control, including increased competition and loss of market share, quality of management, cyclical or uneven financial results, technological obsolescence, foreign currency risks and regulatory delays.

         There is no assurance that GEC's existing or future investments will achieve acceptable rates of return or that GEC will realize the value of the funds invested; accordingly, these investments may have to be written down or sold at their then-prevailing market values.

         Investments in both private and public companies may prove illiquid or realizable only at a discount. Investments in private companies are not as marketable as investments in public companies. Investments in public companies are subject to prices determined in the public markets and, therefore, values can vary dramatically. In particular, the ability of the public markets to absorb a large block of shares offered for sale can affect GEC's ability to dispose of an investment in a public company.

FOREIGN INVESTMENTS AND OPERATIONS

         As a result of the global diversification of the investment portfolio, GEC's revenues may be adversely affected by economic, political and governmental conditions in countries where it maintains investments or operations, such as volatile interest rates or inflation, the imposition of exchange controls which could restrict GEC's ability to withdraw funds, political instability and the currency risks discussed above.

WATER RIGHTS PORTFOLIO

         The water rights held by GEC and the transferability of these rights to other uses and places of use are governed by the laws concerning water rights in the states of Arizona, Colorado and Nevada. The volumes of water actually derived from these rights may vary considerably based upon physical availability and may be further limited by applicable legal restrictions. As a result, the amounts of acre feet anticipated do not in every case represent a liable, firm annual yield of water, but in some cases describe the face amount of the water right claims or management's best estimate of such entitlement. Legal impediments exist to sale or transfer of some of these water rights which may affect their commercial value.

ENVIRONMENTAL MATTERS

         GEC's operations in the United States are subject to federal, state, municipal and local regulation under environmental laws and regulations concerning, among other things, emissions to the air, discharges to waters, the generation, handling, storage, transportation, treatment and disposal of waste, hazardous substances and other materials and soil and ground water contamination. A risk of environmental liability is inherent in the real estate ownership, operation or control and other commercial activities of GEC with respect to current and future operations.

         In the agreements of purchase and sale with respect to the acquisitions of land and water rights made in the western United States by GEC and its subsidiaries, the vendors have provided representations and warranties and/or indemnities in relation to certain environmental liabilities. These provisions are subject to certain qualifications, thresholds and monetary limits. While there can be no assurance that GEC and its subsidiaries will be able to recover the amount of any environmental liability from the vendors pursuant to these provisions, management of GEC believes that these provisions provide a reasonable protection for GEC and its subsidiaries against environmental liabilities.

YEAR 2000 COMPLIANCE

         Many currently installed computer systems and software products are not capable of distinguishing 20th century dates from 21st century dates. As a result, in less than two years, computer systems and/or software used by many companies in a very wide variety of applications will experience operating difficulties unless they are modified or upgraded to adequately process information involving, related to or dependent upon the century change. Significant uncertainty exists in the software and information services industries concerning the scope and magnitude of problems associated with the century change. In light of the potentially broad effects of the year 2000 on a wide range of business systems, the Company may be affected.

         The Company continues to progress in its efforts to define the scope and magnitude of the Year 2000 ("Y2K") problem and to execute its plans to ensure information technology and non-information technology systems are Y2K ready. There is an evolving plan to achieve compliance that is currently divided into four phases. As the project has proceeded, overlap of the different phases has occurred.

         The initial phase of planning, inventorying and evaluating all information technology systems, and non-information technology systems and their components, for Y2K compliance is approximately 85% - 90% complete. The remaining systems, which are not deemed "mission critical" to the Company's operations, should be evaluated by the end of 1998. The evaluation has not disclosed any significant Y2K processing difficulties or concerns. The focus is primarily on the insurance operations of the Company because of the custom applications software used to process insurance policies, policy claims, and insurance underwriting. After internal review and communication with system vendors, the majority of the non-insurance information and non-information technology systems are Y2K compliant and do not require any significant alterations. The focus of redemption is on the insurance specific applications.

         The secondary phase of the project, which primarily includes implementing corrections to remedy Y2K deficiencies, is approximately 75% complete. As noted above, the insurance system software has been the primary focus of such efforts. To renovate the insurance systems to a Y2K ready state, the Company's internal information systems staff is in the process of re-writing lines of existing code to function with a four-digit date field. The Company also replaced existing DOS software with a current Y2K complaint version. Completion of this phase is estimated to be June 30, 1999.

         Testing and validation of each system comprises phase three. As hardware and software changes are made to the systems, they are tested for compliance. The Company had validated compliance through internal review and communication with system vendors. This phase, however, will continue as insurance specific applications are reprogrammed and tested. Final completion of phase three is planned for second quarter of 1999. Despite the best efforts by management, problems will arise requiring the Company to quickly respond while there is still time. Phase four, when completed, will set forth contingency plans addressing potential business interruption and failure, is expected to be finalized during the last half of 1999.

         The foregoing factors, individually or in the aggregate, could materially adversely affect the Company's operating results and could make comparison of historic operating results and balances difficult or not meaningful.

                                   THE COMPANY

         PICO is a holding company principally engaged in five industry segments: portfolio investing; property and casualty insurance; surface, water, geothermal and mineral rights; medical malpractice liability ("MPL") insurance; and other operations. PICO has also been active in life and health insurance operations through 1997, and is under contract to sell this business. PICO operates through a number of direct and indirect subsidiaries (with PICO and its subsidiaries, collectively referred to herein as the "Company"). The Company's objective is to use its resources to increase shareholder value through investments in businesses which the Company believes are undervalued or will benefit from additional capital, restructuring of operations or management, or improved competitiveness through operational efficiencies with the Company's existing operations. This business strategy was implemented beginning in 1994 and was not fully in place until 1996. Guinness Peat Group PLC ("GPG"), a strategic investment company domiciled in London, England owns approximately 17.6% of the Company. GPG is a publicly held company with its shares listed on the London, Australia and New Zealand stock exchanges.

         PICO was incorporated in 1981 and began operations in 1982. Its principal executive office is located at 875 Prospect Street, Suite 301, La Jolla, California 92037, and its telephone number is (619) 456-6022.

SUBSIDIARIES

         Unless otherwise indicated, each subsidiary is directly or indirectly wholly-owned by PICO. The Company's operating subsidiaries and their principal subsidiaries or affiliates are as follows:

CITATION INSURANCE COMPANY ("CIC")

         CIC is a California-domiciled insurance company licensed to write commercial property and casualty insurance in Arizona, California, Colorado, Nevada, Hawaii, New Mexico and Utah. CIC has also written Workers Compensation insurance; however, the Company sold that line of business through a transfer to and sale of its wholly-owned subsidiary, Citation National Insurance Company ("CNIC"), effective June 30, 1997. CNIC wrote no new business in 1997 prior to its sale.

SUMMIT GLOBAL MANAGEMENT, INC. ("SUMMIT")

         Summit is a Registered Investment Advisor that offers investment management services to clients throughout the United States.

NEVADA LAND AND RESOURCE COMPANY, LLC ("NLRC")

         NLRC is the owner of approximately 1,365,000 acres of deeded land in northern Nevada. On April 23, 1997, PICO acquired 25.23% of NLRC. Global-Nevada Land Resource Corporation, a wholly-owned subsidiary of Global Equity Corporation ("GEC") which is approximately 51.17% owned by the Company, acquired the remaining 74.77% of NLRC. See "Global Equity Corporation" in this section.

PHYSICIANS INSURANCE COMPANY OF OHIO ("PHYSICIANS")

         Physicians, an Ohio licensed insurance corporation, operates primarily as a diversified investment and insurance company. Its operations and those of its direct and indirect subsidiaries include strategic investing, property and casualty insurance, the runoff of its former MPL insurance claims reserves, and other. Through 1997, an indirect subsidiary of Physicians engaged in life and health insurance. That company, American Physicians Life Insurance Company, is under contract to be sold. Physicians has been licensed as a property and casualty insurer by the Ohio Department of Insurance

("Ohio Department") since 1976 and is also licensed by the Kentucky Department of Insurance. Disclosure in this section regarding the business of "Physicians" includes all operations of its subsidiaries.

PHYSICIANS' SUBSIDIARIES AND AFFILIATED COMPANIES

         Sequoia Insurance Company ("Sequoia"). Sequoia is a California-domiciled insurance company licensed to write insurance coverage for property and casualty risks within the State of California. Sequoia writes business through independent agents and brokers covering risks located primarily within northern and central California. Although multiple line underwriting is conducted and at one time or another all major lines of property and casualty insurance except workers' compensation and ocean marine have been written, Sequoia has, over the past few years, transitioned from writing primarily personal lines of business (automobile, homeowners, etc.) to commercial lines.

         The Professionals Insurance Company ("PRO"). PRO is an Ohio domiciled insurance company first licensed to write property and casualty insurance in Ohio in 1979. It is also licensed in Kentucky, West Virginia and Wisconsin.

         CLM Insurance Agency, Inc. ("CLM"). CLM, purchased on July 1, 1995, is an inactive California insurance agency which placed insurance with California insurers, including Sequoia.

         Global Equity Corporation ("GEC"). PICO and its subsidiaries currently own 100% of GEC, a Canadian international investment company. PICO increased its ownership interest in GEC from 38.2% prior to July 30, 1997, to 49.9% on July 30, 1997 and to 51.17% in August 1997 and has consolidated the accounts of GEC with those of the Company for 1997. In December of 1998, the Company acquired the remaining outstanding shares of GEC. Set forth below as of December 31, 1997, are the names and respective jurisdictions of incorporation of certain direct and indirect subsidiaries of GEC, all of which are wholly-owned except for NLRC which is 74.77% owned by Global-Nevada Land Resource Corporation, a wholly-owned subsidiary of GEC. The remaining 25.23% of NLRC is owned by PICO. The following list includes, but is not limited to, all subsidiaries the total assets of which constituted more than 10% of the consolidated assets of GEC as of December 31, 1997 or the total revenues of which constituted more than 10% of the consolidated revenues of GEC during fiscal 1997. GEC owns approximately 13% of PICO as of December 31, 1997.

                                                                 Jurisdiction of
  Subsidiary                                                     Incorporation
  ----------                                                     -------------
  Direct:
  Forbes & Walker Securities Limited.........................    Canada
  Forbes & Walker (USA) Inc..................................    Delaware

  Indirect:
  Forbes & Walker International Limited......................    Barbados
  Vidler Water Company, Inc..................................    Colorado
  Nevada Land and Resource Company, LLC......................    Delaware
  Global Equity SA...........................................    Switzerland


         Subsidiaries of GEC are either holding companies or inactive, with the exception of the following: Vidler Water Company, Inc. ("Vidler"), and NLRC. The other subsidiaries may be utilized in the future in furtherance of the international investment, asset management or corporate finance activities of GEC.

MAJOR BUSINESSES AND PROPERTIES OF GLOBAL EQUITY CORPORATION

Vidler Water Company, Inc.

         Effective November 14, 1995, a wholly-owned subsidiary of GEC acquired all of the outstanding common stock of Vidler. Vidler is a corporation formed under the laws of the state of Colorado. Vidler is engaged in the water marketing and transfer business. The business plan calls for Vidler to identify areas where water supplies are needed in the southwestern United States and then facilitate the transfer from current ownership to Vidler, and subsequently to municipalities, water districts, developers and others. This process requires knowledge and skills in the identification, certification, upgrading, managing, transfer, marketing and financing of water projects. Vidler has created opportunity through its ability to aggregate water supplies from disparate owners and locations and redirect the water to its highest and best use.

         As a comprehensive provider of water services, Vidler performs the following functions:

         o Waterasset acquisitions, purchasing appropriate water rights, upgrading the priority and functionality wherever possible, and marketing the product to the end-user; and

         o Development and operation of water recharge (storage) facilities directed to municipalities and water districts in the southwestern United States. Storage provides flexibility. Surplus supplies can be stored inexpensively and can be sold and delivered to meet peak demands.

         Since its acquisition by GEC, Vidler and its immediate parent company have purchased water rights and related assets in Colorado, Nevada and Arizona.

Nevada Land and Resource Company, LLC

         On April 23, 1997, a wholly-owned subsidiary of GEC acquired a 74.77% interest in NLRC. The remaining 25.23% interest was acquired by PICO. NLRC's principal asset consists of approximately 1.365 million acres of deeded land located in northern Nevada, together with appurtenant water, geothermal and mineral rights. NLRC is actively engaged in maximizing the property's value in relation to water rights, mineral rights, geothermal resources, and land development.

         In August 1996, a wholly-owned subsidiary of GEC made an investment in Conex Continental Inc. ("Conex"). Conex is a corporation formed under the laws of Ontario, Canada. At Conex's January 7, 1998 Annual Meeting of Shareholders, the shareholders approved a plan to change the domicile of Conex to the state of Delaware and management is working to accomplish this change.

Conex

         Conex's primary asset is a 60% interest in a joint venture located in China. This joint venture operates a manufacturing facility in Guiyang City, Guizhou Province, China and manufactures wheeled and tracked hydraulic excavators.

Siscom, Inc.

         SISCOM is a corporation formed under the laws of the state of Colorado. SISCOM is a provider of multimedia software solutions to the electronic news media, Internet providers, and sports industries.

         GEC also has a portfolio of investments in other equity securities in the United States, Europe and Asia. These investments include GEC's investments in PICO. They also include investments in certain Korean equities which have been heavily impacted by the recent decline in Korean financial markets. In 1997, GEC wrote down its investment in these securities to approximately $0.8 million through an approximate $8.0 million charge to GEC's statement of operations, including a foreign currency loss of approximately $3.8 million. The preceding amounts were reduced by minority interests of approximately 48% when consolidated into the Company's financial statements.

                              SELLING SHAREHOLDERS

         The table below sets forth certain information regarding the selling shareholders. The shares are being registered to permit public sales of the shares, and the selling shareholders may offer the shares for resale from time to time. See "Plan of Distribution."

         The table below sets forth the names of the selling shareholder and the number of shares owned by such shareholder.

        Selling Shareholder                               Shares of Common Stock
        -------------------                               ----------------------
        Ronald L. Jensen                                           1,628,585
        Protective Insurance Company                                 750,000
        PSCO Partners Limited Partnership                            500,000
        Capital Indemnity Corporation                                350,000
        Pacific Pioneer Insurance Company                             40,000
        James R. Winn                                                 30,000
        Neal Kay                                                      25,000
        Marvin D. Gill                                                19,000
        Ernest & Co.                                                  10,000
        John A. Lawler                                                10,000
                                                                   ---------
                 Total                                             3,362,585
                                                                   =========

         Each of the selling shareholders represented to the Company that it was acquiring the shares for investment and with no present intention of distributing such shares. In recognition of the fact that investors, even though purchasing common stock without a view to distribution, may wish to be legally permitted to sell their shares when they deem the sale to be appropriate, the Company has filed with the Commission under the Securities Act a Registration Statement, with respect to the resale of the shares from time to time and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the shares are no longer required to be registered for the sale thereof by the selling shareholders.

                              PLAN OF DISTRIBUTION

         The Company has been advised that the selling shareholders may sell shares from time to time in transactions in the Nasdaq National Market, through negotiated transactions or otherwise, at fixed prices that may be changed, at prevailing market prices or at negotiated prices.

         Sales may be made pursuant to this prospectus to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of common stock for whom such broker-dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling shareholders and any broker-dealers or other persons acting on their behalf in connection with the sale of shares may be deemed to be "underwriters" within the meaning of the

Securities Act, and any commissions received by them and any profit realized by them on the resale of the shares as principals may be deemed to be underwriting commissions under the Securities Act. No period of time has been fixed within which the shares may be offered or sold.

         The Company will not receive any part of the proceeds of any sales of shares pursuant to this prospectus. The Company will pay all the expenses of registering the shares, except for selling expenses incurred by the selling shareholders in connection with this offering, including any fees and commissions payable to broker-dealers or other persons, which will be borne by the selling shareholders.

                                 USE OF PROCEEDS

         PICO will not receive any proceeds from sales of the shares.


                                  LEGAL MATTERS

         The validity of the shares is being passed upon by Gray Cary Ware & Freidenrich, LLP, San Diego, California.


                                     EXPERTS

         The consolidated financial statements for the year ended December 31, 1997 incorporated in this Registration Statement by reference from the Annual Reports on Form 10-K and Form 10-K/A of PICO have been audited by Deloitte and Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements and consolidated financial statement schedules of PICO at December 31, 1996, and for each of the two years in the period ended December 31, 1996, incorporated herein and included in the Company's Annual Report on Form 10-K and 10-K/A for the year ended December 31, 1997, have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their reports dated April 7, 1997, accompanying such financial statements. The financial statements referred to above have been so incorporated in reliance upon the reports of such firm, which reports are given upon their authority as experts in accounting and auditing.

         The consolidated financial statements for the year ended December 31, 1997 for Global Equity Corporation and incorporated in this Registration Statement by reference from the Annual Reports on Form 10-K and Form 10-K/A of PICO Holdings, Inc. have been audited by KPMG LLP, Chartered Accountants, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

================================================================================

     No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus in connection with the offering described herein, and, if given or made, such information or representation must not be relied upon as having been authorized by the company. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which it relates, or an offer to sell, or a solicitation of an offer to buy, in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.




                            SUMMARY TABLE OF CONTENTS


                                                                           Page
Where You Can Find More Information ...................................      1
Risk Factors ..........................................................      1
The Company ...........................................................     13
Selling Shareholders ..................................................     17
Plan of Distribution ..................................................     17
Use of Proceeds .......................................................     19
Legal Matters .........................................................     19
Experts ...............................................................     19

================================================================================


================================================================================




                                3,362,585 SHARES




                                  COMMON STOCK




                             ----------------------

                                   PROSPECTUS

                             ----------------------




                               January ___, 1999

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

              ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Other expenses in connection with the registration of the common stock hereunder will be substantially as follows:

                   Item                                        Company Expense
                   ----                                        ---------------
                   SEC Registration Fee...............             $ 6,744
                   Printing and engraving expenses....             $ 1,000
                   Legal fees and expenses............             $10,000
                   Accounting Fees and expenses.......             $10,000
                   Miscellaneous......................             $ 7,256

                            Total                                  $35,000


----------

*    Estimated for purposes of this filing.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Pursuant to provisions of the California General Corporation Law (the "CGCL"), Registrant's Articles of Incorporation include a provision which eliminates the personal liability of its directors to Registrant and its shareholders for monetary damages to the fullest extent permissible under California law. This limitation has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interest of Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to Registrant or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to Registrant or its shareholders, (vi) under
Section 310 of the CGCL (concerning contracts or transactions between the corporation and a director) or (vii) under Section 316 of the CGCL (concerning a director's liability for improper distributions, loans and guarantees). The provision does not eliminate liability of a director for any acts or omissions which occurred prior to November 18, 1988, the effective date of Registrant's amended Articles of Incorporation including such provision, and it does not eliminate or limit the liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the Board of Directors. Further, the provision has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to Registrant's shareholders for any violation of a director's fiduciary duty to Registrant or its shareholders. Although the validity and scope of the legislation underlying the provision have not yet been interpreted to any significant extent by the California courts, the provision may relieve directors of monetary liability to Registrant for grossly negligent conduct, including conduct in situations involving attempted takeovers of Registrant.

         Registrant's Articles of Incorporation also include a section authorizing Registrant to indemnify its officers, directors and other agents through bylaw provisions, agreements with such agents, vote of shareholders or otherwise in excess of the indemnification permitted by Section 317 of the CGCL, subject only to the limits set forth in Section 204 of the CGCL with respect to actions for breach of duty to the corporation and its shareholders. The By-Laws expressly provide that Registrant shall have the right to purchase and maintain insurance against any liability asserted against or incurred by officers, directors and other agents, whether or not Registrant would have the power to indemnify such person against the liability insured against.

         The Registrant has obtained directors and officers liability and company reimbursement insurance pursuant to three policies currently in effect (the "D & O Policies") with underwriters at Lloyd's, London-SPMI ("Lloyd's"), Loyds of London and Executive Risk Indemnity, Inc., the limit of coverage is $7 million with a retention of $500,000. Pursuant to the D & O Policies, Lloyd's will pay on behalf of directors and officers of the Registrant, certain losses (a "Loss") incurred as a result of a wrongful act (a "Wrongful Act") by such persons, for which they are not being indemnified by the Registrant. In addition, Lloyd's will reimburse the Registrant for Losses over $1,000,000 incurred as a result of Registrant's indemnification of an officer or director in connection with a Wrongful Act. However, the D & O Policies provide that Lloyd's aggregate liability to the Registrant with respect to a single policy year shall not exceed $2,000,000. The D & O Policies are subject to customary exclusions.

         The Registrant has entered into agreements with its executive officers and directors to provide indemnity to such persons to the maximum extent permitted under applicable law.

         Section 317 of the California General Corporation law makes provisions for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, against such liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

ITEM 16.  EXHIBITS.

   EXHIBIT
   NUMBER                               DESCRIPTION OF DOCUMENT
   ------                               -----------------------
   2.2*                 Agreement and Plan of Reorganization, dated as of May 1,
                        1996, among PICO, Citation Holdings, Inc. and Physicians
                        and amendment thereto dated August 14, 1996 and related
                        merger Agreement.

   2.3+ Second Amendment to Agreement and Plan of Reorganization dated November 12, 1996.

   2.4#                 Agreement and Debenture, dated November 14, 1996 and
                        November 27, 1996, respectively, by and between Physicians and PC Quote, Inc.

   2.5#                 Purchase and Sale Agreement by, between and among Nevada
                        Land and Resource Company, LLC, GEC, Western Water
                        Company and Western Land Joint Venture dated April 9,
                        1997.

   4.2+                 First Amendment to Rights Agreement dated April 30,
                        1996.

   4.3+                 Second Amendment to Rights Agreement dated November 20,
                        1996.

   5.1                  Opinion of Gray Cary Ware & Freidenrich LLP.

   23.1                 Independent Auditors' Consent - Deloitte & Touche LLP.

   23.2                 Consent of Independent Accountants - PricewaterhouseCoopers LLP

   23.3                 Accountants' Consent - KPMG LLP.

   EXHIBIT
   NUMBER                               DESCRIPTION OF DOCUMENT
   ------                               -----------------------
   23.4                 Consent of Gray Cary Ware & Freidenrich LLP (Included in
                        Exhibit 5.1).

   24 Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement).


----------

* Filed as Appendix to the prospectus in Part I of Registration Statement on Form S-4 (File No. 333-06671).

+ Incorporated by reference to exhibit of same number filed with Form 8-K dated December 4, 1996.

# Incorporated by reference to exhibit of same number filed with Form 10-K dated April 15, 1997 as amended April 30, 1997.

     A.   The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     D. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     E.   The undersigned Registrant hereby undertakes that:

          (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California, on January 8, 1999.


                                        PICO Holdings, Inc.


                                        By:      /s/  John R. Hart
                                               ---------------------------------
                                               John R. Hart
                                               Chief Executive Officer,
                                               President and Director
                                               (Principal Executive Officer)


                                POWER OF ATTORNEY

         We, the undersigned officers and directors of PICO Holdings, Inc., hereby severally constitute John R. Hart and James Mosier our true and lawful attorneys with full power to sign for us and in our names, in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable PICO Holdings, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said registration statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signature                                        Title                             Date
              ---------                                        -----                             ----

          /s/ John R. Hart                     Chief Executive Officer, President and     January 8, 1999
--------------------------------------         Director (Principal Executive Officer)
            John R. Hart


       /s/ Gary W. Burchfield                  Chief Financial Officer and Treasurer      January 8, 1999
--------------------------------------         (Principal Financial and Accounting
         Gary W. Burchfield                    Officer)


         /s/ Ronald Langley                    Chairman of the Board                      January 8, 1999
--------------------------------------
           Ronald Langley


   /s/ Walter Foulkrod, III, Esq.              Director                                   January 8, 1999
--------------------------------------
     Walter Foulkrod, III, Esq.


    /s/ Richard D. Ruppert, M.D.               Director                                   January 8, 1999
--------------------------------------
      Richard D. Ruppert, M.D.


        /s/ David A. Williams                  Director                                   January 8, 1999
--------------------------------------
          David A. Williams


        /s/ Carlos C. Campbell                 Director                                   January 8, 1999
--------------------------------------
         Carlos C. Campbell

         /s/ Robert R. Broadbent                Director                                   January 8, 1999
--------------------------------------
           Robert R. Broadbent

            /s/ John D. Weil                    Director                                   January 8, 1999
--------------------------------------
              John D. Weil

                                INDEX TO EXHIBITS

   EXHIBIT
   NUMBER                                  DESCRIPTION OF DOCUMENT
   ------                                  -----------------------
   2.2*                 Agreement and Plan of Reorganization, dated as of May 1,
                        1996, among PICO, Citation Holdings, Inc. and Physicians
                        and amendment thereto dated August 14, 1996 and related
                        merger Agreement.

   2.3+ Second Amendment to Agreement and Plan of Reorganization dated November 12, 1996.

   2.4#                 Agreement and Debenture, dated November 14, 1996 and
                        November 27, 1996, respectively, by and between Physicians and PC Quote, Inc.

   2.5#                 Purchase and Sale Agreement by, between and among Nevada
                        Land and Resource Company, LLC, GEC, Western Water
                        Company and Western Land Joint Venture dated April 9,
                        1997.

   4.2+                 First Amendment to Rights Agreement dated April 30,
                        1996.

   4.3+                 Second Amendment to Rights Agreement dated November 20,
                        1996.

   5.1                  Opinion of Gray Cary Ware & Freidenrich LLP.

   23.1                 Independent Auditors' Consent - Deloitte & Touche LLP.

   23.2                 Consent of Independent Accountants - PricewaterhouseCoopers LLP

   23.3                 Accountants' Consent - KPMG LLP.

   23.4                 Consent of Gray Cary Ware & Freidenrich LLP (Included in
                        Exhibit 5.1).

   24 Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement).

----------

* Filed as Appendix to the prospectus in Part I of Registration Statement on Form S-4 (File No. 333-06671).

+ Incorporated by reference to exhibit of same number filed with Form 8-K dated December 4, 1996.

# Incorporated by reference to exhibit of same number filed with Form 10-K dated April 15, 1997 as amended April 30, 1997.